SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                  Red Hat, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   756577 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 2 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Capital Partners II, L.P. ("BM II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      4,854,680  shares,  except that BCM
           OWNED BY EACH                     II, the  general  partner of BM II,
             REPORTING                       and  David  M.  Beirne  ("Beirne"),
              PERSON                         Bruce W. Denlevie ("Dunlevie"),  J.
               WITH                          William Gurley ("Gurley"), Kevin R.
                                             Harvey ("Harvey"),  Robert C. Kagle
                                             ("Kagle"),   Andrew   S.   Rachleff
                                             ("Rachleff") and Steven M. Spurlock
                                             ("Spurlock"),  the  members  of BCM
                                             II,  may be deemed  to have  shared
                                             voting power to vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             4,854,680  shares,  except that BCM
                                             II, the  general  partner of BM II,
                                             and   Beirne,   Dunlevie,   Gurley,
                                             Harvey,    Kagle,    Rachleff   and
                                             Spurlock,  the  members  of BCM II,
                                             may be deemed to have shared  power
                                             to dispose of these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      4,854,680
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       7.06%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 3 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Founders' Fund II, L.P. ("FF II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      574,794 shares, except that BCM II,
           OWNED BY EACH                     the  general  partner of FF II, and
             REPORTING                       David M. Beirne  ("Beirne"),  Bruce
              PERSON                         W.   Denlevie   ("Dunlevie"),    J.
               WITH                          William Gurley ("Gurley"), Kevin R.
                                             Harvey ("Harvey"),  Robert C. Kagle
                                             ("Kagle"),   Andrew   S.   Rachleff
                                             ("Rachleff") and Steven M. Spurlock
                                             ("Spurlock"),  the  members  of BCM
                                             II,  may be deemed  to have  shared
                                             voting power to vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             574,794 shares, except that BCM II,
                                             the  general  partner of FF II, and
                                             Beirne,  Dunlevie,  Gurley, Harvey,
                                             Kagle,  Rachleff and Spurlock,  the
                                             members of BCM II, may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      574,794
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.84%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 4 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Founders' Fund II-A, L.P. ("FF II-A")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      304,874 shares, except that BCM II,
           OWNED BY EACH                     the general partner of FF II-A, and
             REPORTING                       David M. Beirne  ("Beirne"),  Bruce
              PERSON                         W.   Denlevie   ("Dunlevie"),    J.
               WITH                          William Gurley ("Gurley"), Kevin R.
                                             Harvey ("Harvey"),  Robert C. Kagle
                                             ("Kagle"),   Andrew   S.   Rachleff
                                             ("Rachleff") and Steven M. Spurlock
                                             ("Spurlock"),  the  members  of BCM
                                             II,  may be deemed  to have  shared
                                             voting power to vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             304,874 shares, except that BCM II,
                                             the general partner of FF II-A, and
                                             Beirne,  Dunlevie,  Gurley, Harvey,
                                             Kagle,  Rachleff and Spurlock,  the
                                             members of BCM II, may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      304,874
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.44%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 5 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Members' Fund II, L.P. ("MF II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      81,560 shares,  except that BCM II,
           OWNED BY EACH                     the  general  partner of MF II, and
             REPORTING                       David M. Beirne  ("Beirne"),  Bruce
              PERSON                         W.   Denlevie   ("Dunlevie"),    J.
               WITH                          William Gurley ("Gurley"), Kevin R.
                                             Harvey ("Harvey"),  Robert C. Kagle
                                             ("Kagle"),   Andrew   S.   Rachleff
                                             ("Rachleff") and Steven M. Spurlock
                                             ("Spurlock"),  the  members  of BCM
                                             II,  may be deemed  to have  shared
                                             voting power to vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             81,560 shares,  except that BCM II,
                                             the  general  partner of MF II, and
                                             Beirne,  Dunlevie,  Gurley, Harvey,
                                             Kagle,  Rachleff and Spurlock,  the
                                             members of BCM II, may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      81,560
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.12%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 6 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Benchmark Capital Management Co. II, L.L.C. ("BCM II")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      5,815,908    shares,    of    which
           OWNED BY EACH                     4,854,680 are directly  owned by BM
             REPORTING                       II;  574,794 are directly  owned by
              PERSON                         FF II;  304,874 are directly  owned
               WITH                          by FF II-A; and 81,560 are directly
                                             owned by MF II. BCM II, the general
                                             partner  of BM II,  FF II,  FF II-A
                                             and MF II,  and  Beirne,  Dunlevie,
                                             Gurley, Harvey, Kagle, Rachleff and
                                             Spurlock,  the  members  of BCM II,
                                             may be deemed to have shared  power
                                             to vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned by MF II. BCM II, the general
                                             partner  of BM II,  FF II,  FF II-A
                                             and MF II,  and  Beirne,  Dunlevie,
                                             Gurley, Harvey, Kagle, Rachleff and
                                             Spurlock,  the  members  of BCM II,
                                             may be deemed to have shared  power
                                             to dispose of these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             OO

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 7 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     David M. Beirne ("Beirne")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and  MF  II,  and  Beirne,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and  MF  II,  and  Beirne,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 8 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Bruce W. Dunlevie ("Dunlevie")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and MF II,  and  Dunlevie,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and MF II,  and  Dunlevie,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                 Page 9 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     J. William Gurley ("Gurley")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and  MF  II,  and  Gurley,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and  MF  II,  and  Gurley,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 10 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Kevin R. Harvey ("Harvey")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and  MF  II,  and  Harvey,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and  MF  II,  and  Harvey,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 11 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Robert C. Kagle  ("Kagle")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A and MF II, and Kagle, a member
                                             of BCM II,  may be  deemed  to have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A and MF II, and Kagle, a member
                                             of BCM II,  may be  deemed  to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 12 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Andrew S. Rachleff  ("Rachleff")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and MF II,  and  Rachleff,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and MF II,  and  Rachleff,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 13 of 20 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Steven M. Spurlock  ("Spurlock")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and MF II,  and  Spurlock,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             5,815,908    shares,    of    which
                                             4,854,680 are directly  owned by BM
                                             II;  574,794 are directly  owned by
                                             FF II;  304,874 are directly  owned
                                             by FF II-A; and 81,560 are directly
                                             owned  by MF  II.  BCM  II  is  the
                                             general partner of BM II, FF II, FF
                                             II-A  and MF II,  and  Spurlock,  a
                                             member of BCM II,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      5,815,908
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       8.45%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 14 of 20 Pages
--------------------------                            --------------------------

ITEM 1(a). NAME OF ISSUER:

           Red Hat, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2600 Meridian Parkway
           Durham, North Carolina 27713


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BM II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("FF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("FF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited partnership ("MF II") and Benchmark Capital Management Co. II, L.L.C. ("BCM II"), a Delaware limited liability company, David M. Beirne ("Beirne"), Bruce
           W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           BCM II is the general partner of BM II, FF II, FF II-A and MF II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM II, FF II, FF II-A and MF II. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are the general partners/managing members of BCM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by BM II, FF II, FF II-A and MF II.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Benchmark Capital
           2480 Sand Hill Road, Suite 200
           Menlo Park, CA 94025


ITEM 2(c). CITIZENSHIP:

           BM II, FF II, FF II-A and MF II are Delaware limited partnerships. BCM II is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 15 of 20 Pages
--------------------------                            --------------------------

ITEM 2(e). CUSIP NUMBER:

           756577 10 2


ITEM 3.    Not Applicable


ITEM 4.    OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                    (a) Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                           See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                           See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                           See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                           See Row 8 of cover page for each Reporting Person.

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 16 of 20 Pages
--------------------------                            --------------------------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of BM II, FF II, FF II-A and MF II, and the limited liability company agreement of BCM II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10.   CERTIFICATION:

           Not applicable

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 17 of 20 Pages
--------------------------                            --------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

February 10, 2000                           BENCHMARK CAPITAL MANAGEMENT CO. II,
                                            L.P., a Delaware Limited Liability
                                            Company

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           BENCHMARK CAPITAL PARTNERS II, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C., a Delaware Limited
                                                Liability Company Its General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           BENCHMARK FOUNDERS' FUND II, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C.,  a Delaware  Limited
                                                Liability  Company  Its  General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C.,  a Delaware  Limited
                                                Liability  Company  Its  General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 18 of 20 Pages
--------------------------                            --------------------------


February 10, 2000                           BENCHMARK MEMBERS' FUND II, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C.,  a Delaware  Limited
                                                Liability  Company  Its  General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           DAVID M. BEIRNE


                                            By: /s/ David M. Beirne
                                                --------------------------------
                                                David M. Beirne


February 10, 2000                           BRUCE W. DUNLEVIE

                                            By: /s/ Bruce W. Dunlevie
                                                --------------------------------
                                                Bruce W. Dunlevie


February 10, 2000                           J. WILLIAM GURLEY

                                            By: /s/ J. William Gurley
                                                --------------------------------
                                                J. William Gurley


February 10, 2000                           KEVIN R. HARVEY

                                            By: /s/ Kevin R. Harvey
                                                --------------------------------
                                                Kevin R. Harvey


February 10, 2000                           ROBERT C. KAGLE

                                            By: /s/ Robert C. Kagle
                                                --------------------------------
                                                Robert C. Kagle


February 10, 2000                           ANDREW S. RACHLEFF

                                            By: /s/ Andrew S. Rachleff
                                                --------------------------------
                                                Andrew S. Rachleff


February 10, 2000                           STEVEN M. SPURLOCK

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 19 of 20 Pages
--------------------------                            --------------------------

                                            STEVEN M. SPURLOCK

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock

--------------------------                            --------------------------
CUSIP NO. 756577 10 2                 13 G                Page 20 of 20 Pages
--------------------------                            --------------------------

                                  EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 22

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Red Hat, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 10, 2000


February 10, 2000                           BENCHMARK CAPITAL MANAGEMENT CO. II,
                                            L.P., a Delaware Limited Liability
                                            Company

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           BENCHMARK CAPITAL PARTNERS II, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C., a Delaware Limited
                                                Liability Company Its General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           BENCHMARK FOUNDERS' FUND II, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C.,  a Delaware  Limited
                                                Liability  Company  Its  General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member

February 10, 2000                           BENCHMARK MEMBERS' FUND II, L.P.,
                                            a Delaware Limited Partnership

                                            By: Benchmark Capital Management Co.
                                                II, L.L.C.,  a Delaware  Limited
                                                Liability  Company  Its  General
                                                Partner

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock, Member


February 10, 2000                           DAVID M. BEIRNE


                                            By: /s/ David M. Beirne
                                                --------------------------------
                                                David M. Beirne


February 10, 2000                           BRUCE W. DUNLEVIE

                                            By: /s/ Bruce W. Dunlevie
                                                --------------------------------
                                                Bruce W. Dunlevie


February 10, 2000                           J. WILLIAM GURLEY

                                            By: /s/ J. William Gurley
                                                --------------------------------
                                                J. William Gurley


February 10, 2000                           KEVIN R. HARVEY

                                            By: /s/ Kevin R. Harvey
                                                --------------------------------
                                                Kevin R. Harvey


February 10, 2000                           ROBERT C. KAGLE

                                            By: /s/ Robert C. Kagle
                                                --------------------------------
                                                Robert C. Kagle


February 10, 2000                           ANDREW S. RACHLEFF

                                            By: /s/ Andrew S. Rachleff
                                                --------------------------------
                                                Andrew S. Rachleff


February 10, 2000                           STEVEN M. SPURLOCK

                                            By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock

February 10, 2000                           By: /s/ Robert C. Kagle
                                                --------------------------------
                                                Robert C. Kagle


February 10, 2000                           By: /s/ Andrew S. Rachleff
                                                --------------------------------
                                                Andrew S. Rachleff


February 10, 2000                           By: /s/ Steven M. Spurlock
                                                --------------------------------
                                                Steven M. Spurlock